EXHIBIT 10.3

PURCHASE AGREEMENT

BY AND BETWEEN

NEXSTAR FINANCE, L.L.C.

AND

JDG TELEVISION, INC.

Dated as of October 13, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Singular/Plural; Gender	9

ARTICLE II PURCHASE AND SALE		9
2.1	Purchase and Sale	9
2.2	Payment of Purchase Price.	9
2.3	Closing Date Deliveries	9
2.4	Proration; Adjustments to Purchase Price.	10
2.5	Taxes	12
2.6	Risk of Loss	12
2.7	Allocation of Purchase Price	12
2.8	Access.	12
2.9	Accounts Receivable.	13
2.10	Noncompete Agreement	14

ARTICLE III GOVERNMENTAL APPROVALS AND CONTROL OF STATIONS		14
3.1	FCC Consent	14
3.2	Control Prior to Closing	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		15
4.1	Organization	15
4.2	Authorization; Enforceability	15
4.3	Absence of Conflicting Agreements	15
4.4	Purchased Assets	16
4.5	Title to Purchased Assets; Liens and Encumbrances	16
4.6	Equipment	16
4.7	The Contracts	17
4.8	Intangible Property	17
4.9	Real Property	18
4.10	The Leases	19
4.11	Financial Statements and Interim Financial Statements.	19
4.12	No Changes	20
4.13	No Litigation; Labor Disputes; Compliance with Laws	20
4.14	Taxes	21
4.15	Governmental Authorizations	21
4.16	Compliance with FCC Requirements	22
4.17	Insurance	22
4.18	Brokers	22
4.19	Employees	22
4.20	Financial Benefit Plans	23
4.21	Environmental Compliance.	23
4.22	Affiliation Agreement	24

-i-

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		24
5.1	Organization	24
5.2	Authorization; Enforceability	24
5.3	Absence of Conflicting Laws and Agreements	25
5.4	Brokers	25
5.5	Absence of Litigation	25
5.6	Qualifications	25

ARTICLE VI CERTAIN MATTERS PENDING THE CLOSING		26
6.1	Notice of Adverse Changes	26
6.2	Operations Pending Closing	26
6.3	FCC Reports	27
6.4	Consents	27
6.5	Cooperation; Reasonable Efforts; Release	27
6.6	Tax Returns and Payments.	27
6.7	Release of Liens	27
6.8	Public Announcement	28
6.9	Exclusivity	28
6.10	Real Estate Matters.	28
6.11	Access and Information	29

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		29
7.1	Compliance with Agreement	29
7.2	Representations and Warranties	29
7.3	Deliveries at Closing	30
7.4	Other Documents	30
7.5	Required Approvals and Consent	30
7.6	Absence of Investigations and Proceedings	30
7.7	FCC Consent	30
7.8	Licenses	30
7.9	Release of Liens	30

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		30
8.1	Compliance with Agreement	31
8.2	Representations and Warranties	31
8.3	Deliveries at Closing	31
8.4	Other Documents	31
8.5	Absence of Investigations and Proceedings	31
8.6	Governmental Consents	31

ARTICLE IX INDEMNIFICATION		31
9.1	Survival of Representations and Warranties	31
9.2	Survival of Covenants and Agreements	32
9.3	Indemnification by Seller	32
9.4	Indemnification by Buyer	32

-ii-

9.5	Indemnification Procedures.	33
9.6	Remedies	34
9.7	Certain Limitations of Liability	34
9.8	Survival	34
9.9	Determination of Loss and Amount	35

ARTICLE X FURTHER AGREEMENTS		35
10.1	Event of Loss	35
10.2	Stations Employees	35

ARTICLE XI TERMINATION; MISCELLANEOUS		36
11.1	Termination	36
11.2	Rights on Termination; Waiver.	37
11.3	Further Assurances	37
11.4	Survival	38
11.5	Entire Agreement; Amendment; Waivers; No Third Party Beneficiaries	38
11.6	Expenses	38
11.7	Benefit; Assignment	38
11.8	Confidentiality.	39
11.9	Notices	40
11.10	Counterparts; Headings	40
11.11	Income Tax Position	41
11.12	Severability	41
11.13	No Reliance	41
11.14	Judicial Interpretation	41
11.15	Saturdays, Sundays and Legal Holidays	41
11.16	Governing Law	41

EXHIBITS

Assumption Agreement	Exhibit A

Bill of Sale and Assignment	Exhibit B

Buyer’s Closing Certificate	Exhibit C

Buyer’s Performance Certificate	Exhibit D

Assignment and Assumption of Contracts	Exhibit E

Assignment and Assumption of Leases	Exhibit F

Seller’s Closing Certificate	Exhibit G

Seller’s Performance Certificate	Exhibit H

-iii-

SCHEDULES

1.1	Assumed Liabilities
1.2	Contracts
1.3	Copyrights
1.4	Equipment
1.5	Leases
1.6	Licenses
1.7	Motor Vehicles
1.8	Permitted Liens
1.9	Real Property
1.10	Retained Assets
1.11	Trademarks
4.3	Conflicting Agreements of Seller
4.5	Title Exceptions/Locations – Personal Property
4.7	Contract Exceptions
4.8	Intangible Property Exceptions
4.9	Real Property Exceptions
4.10	Lease Exceptions
4.11(a)	Financial Statements
4.11(b)	Interim Financial Statements
4.12	Changes
4.13	Litigation
4.14	Tax Exceptions
4.15	FCC License Exceptions
4.16	FCC Equipment Exceptions
4.19	Employees
4.20	Financial Benefit Plans
4.21	Environmental Compliance
7.5	Required Approvals and Consents

-iv-

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made this 13th day of October, 2003, by and between JDG Television, Inc. (“Seller”), and Nexstar Finance, L.L.C. (“Buyer”).

R E C I T A L S:

A. Seller owns all of the assets of commercial television broadcast stations KPOM-TV, Fort Smith, Arkansas and KFAA-TV, Rogers, Arkansas (the “Stations”), including those licenses, permits and authorizations issued by the FCC for the operation of the Stations.

B. Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the conduct of the Stations, other than the Retained Assets, on the terms and subject to the conditions set forth herein.

C. Seller and Buyer are entering into a Time Brokerage Agreement (“TBA”) simultaneously with the execution and delivery of this Agreement pursuant to which Buyer will provide programming to the Stations and sell advertising time related to such programming, and Seller will air such programming and advertising, subject to the terms of the TBA.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as specified otherwise, when used in this Agreement, the following terms shall have the meanings specified:

“Accounts Payable” shall mean all accounts payable of Seller (other than Tradeout Payables) related to the Stations as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

“Accounts Receivable” shall mean all accounts receivable of Seller (other than Tradeout Receivables) related to the Stations as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

“Adjustment Amount” shall have the meaning set forth in Section 2.4(d);

“Adjustment List” shall have the meaning set forth in Section 2.4(d);

“Adjustment Time” shall have the meaning set forth in Section 2.4(a);

“Affiliate” shall have the meaning set forth in Section 10.4;

“Affiliation Agreements” shall mean the network affiliation agreement by and between NBC and Seller, dated as of January 1, 2002, as amended and supplemented.

“Agreement” shall mean this Purchase Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof;

“Assumed Contract” shall mean any Contract described in clause (b) of the definition of the term “Assumed Liabilities”;

“Assumed Liabilities” shall mean (a) the liabilities of Seller, if any, listed on Schedule 1.1; (b) the obligations of Seller under (i) the Contracts listed on Schedule 1.2, (ii) Contracts not required pursuant to Section 4.7 to be listed on Schedule 1.2 (other than Contracts described in clause (iii) of Section 4.7(a)), (iii) Contracts entered into after the date hereof and prior to the Closing Date in accordance with this Agreement, and (iv) the Leases, in each case to the extent such obligations arise from and accrue with respect to the operation of the Stations after the Closing Date, and in each case except those Contracts and Leases, if any, included in the Retained Assets; (c) the liabilities, obligations and claims resulting from the operation of the Stations following the Adjustment Time; and (d) liabilities under Permitted Liens; provided that, Assumed Liabilities shall not include (A) liabilities of Seller arising out of any facts, circumstances or actions that constitute a misrepresentation or breach of any warranty or covenant by Seller made in this Agreement or the TBA, (B) Seller’s obligations under this Agreement or the TBA, (C) liabilities arising out of the termination of employees of the Stations prior to the Adjustment Time, (D) any indebtedness for borrowed money of Seller, (E) all taxes of Seller that result from or have accrued in connection with the operation of the Stations prior to the Closing and any income taxes incurred by Seller during the period of operations under the TBA, (F) any liabilities of Seller resulting from, or arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit relating to the period prior to the Adjustment Time, (G) the liabilities of Seller for the accrued vacation of its employees, (H) severance liabilities with respect to terminated employees as described in Section 10.2, (I) the Pre-TBA Payables, (J) all liabilities related to Stations Employee Benefit Plans and (K) all liabilities relating to the matters set forth on Schedule 4.13;

“Assumption Agreement” shall mean an instrument in the form of Exhibit “A” attached hereto by which the Assumed Liabilities shall be assumed by Buyer;

“Benefit Arrangements” shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan;

“Bill of Sale and Assignment” shall mean an instrument in the form of Exhibit “B” attached hereto, by which Seller shall convey to Buyer title to the Customer Lists, the Equipment, the Intangible Property, the Licenses, the Miscellaneous Assets, the Motor Vehicles, the Records and the Trade Secrets;

“Buyer’s Closing Certificate” shall mean the certificate of Buyer in the form of Exhibit “C” attached hereto;

“Buyer’s Performance Certificate” shall mean the certificate of Buyer in the form of Exhibit “D” attached hereto;

“Cable Act” shall mean the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, 106 Stat. 1460 (1992), as amended;

“Cash” shall mean all moneys of Seller, whether in the form of cash, cash equivalents, marketable securities, short-term investments or deposits in bank or other financial institution accounts of any kind;

“Closing” shall mean the conference to be held at 10:00 a.m., New York, New York time on the Closing Date at such place as the parties may mutually agree to in writing, at which time the transactions contemplated by this Agreement shall be consummated;

“Closing Date” shall mean the date on which the Closing occurs which shall be (a) February 16, 2004 or such later date which is 10 days after the date on which the FCC Consent becomes a Final Order, or (b) such other date as Buyer and Seller may agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m., Forth Smith, Arkansas time, on the Closing Date;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Collection Period” shall have the meaning set forth in Section 2.9;

“Communications Act” means the Communications Act of 1934, as amended, together with the rules and published policies of the FCC;

“Contract Assignment” shall mean the Assignment and Assumption of Contracts, in the form of Exhibit “E” attached hereto, by which Seller shall assign the Assumed Contracts to Buyer and Buyer shall assume the Assumed Liabilities arising under such Contracts;

“Contracts” shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which the business of the Stations is conducted by Seller, whether written, oral or implied, including all contractual obligations incurred by Seller for the Program Rights, including without limitation those agreements listed on Schedule 1.2;

“Copyrights” shall mean all rights of Seller to copyrights and copyright applications related to the Stations, including without limitation those items described on Schedule 1.3;

“Customer Lists” shall mean all lists, documents, written information and computer tapes and programs and other computer readable media used by or in Seller’s possession concerning past, present and potential purchasers of advertising or services from the Stations;

“Environmental Laws” shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, and rules, as amended, relating to the discharge or removal of air pollutants, water pollutants or process waste water or hazardous or toxic substances, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Occupational Safety and Health Act of 1970, each as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration and regulations of any state department of natural resources or state environmental protection agency, now in effect;

“Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts, blank tapes and other items of tangible personal property owned or leased by Seller which are used or useable in the operation of the Stations, including without limitation to those items listed on Schedule 1.4;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Event of Loss” shall mean any loss, taking, condemnation, damage or destruction of or to any of the Purchased Assets or the Stations;

“FCC” means the Federal Communications Commission;

“FCC Consent” shall mean action or actions by the FCC granting its consent to the assignment of the Licenses from Seller to Buyer;

“Final Order” shall mean an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired;

“Financing Lease” shall mean any Lease that is properly characterized as a capitalized lease obligation in accordance with generally accepted accounting principles;

“Fort Smith Studio/Office Space” shall have the meaning set forth in Section 6.10(c);

“Fort Smith Studio/Office Lease” shall have the meaning set forth in Section 6.10(c).

“Hazardous Materials” shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes but is not limited to polychlorinated biphenyls (PCB’s) asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

“Intangible Property” shall mean: (a) the Copyrights; (b) the Trademarks; (c) the Trade Secrets; (d) all of the rights of Seller in and to the call letters “KPOM-TV,” “KPOM,” “KFAA-TV,” and “KFAA”; and (e) all rights of Seller in and to all slogans, phrases or logos of the Stations; and (f) all goodwill associated therewith and with the Purchased Assets;

“Internet Web Sites” means all internet Domain Leases and Domain names of the Stations, the unrestricted right to the use of HTML content relating to the Stations located and publicly accessible from those Domain names, and the “visitor” data base for those sites

“Knowledge of Seller” or “to Seller’s Knowledge” shall mean, collectively, the actual knowledge of (i) John Griffin, (ii) Marti Killingsworth, and (iii) David Needham;

“Lease Assignment” shall mean the Assignment and Assumption of Leases in the form of Exhibit “F” attached hereto, by which Seller shall assign to Buyer the Leases or in the case of Leases of Real Property, in such other form as is reasonably acceptable to the Title Company;

“Leases” shall mean those leases of Real Property and Equipment related to the Stations as listed on Schedule 1.5;

“Licenses” shall mean all licenses, permits and authorizations issued by the FCC to Seller for the operation of the Stations and all auxiliary facilities licensed by the FCC for operation in connection with the Stations, as listed on Schedule 1.6;

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any of the Purchased Assets or the Stations, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets or the Stations under the Uniform Commercial Code of the State of Arkansas or comparable law of any jurisdiction;

“Material Adverse Effect” shall mean a material adverse effect on the present or future business, operations, financial condition or results of operations of the Stations or on the ability of Seller to perform its material obligations under this Agreement or the TBA;

“Miscellaneous Assets” shall mean all tangible and intangible assets owned by, leased by or licensed to Seller and used or useable in the operation of the Stations and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Purchased Assets, excepting therefrom only the Retained Assets;

“Motor Vehicles” shall mean all motor vehicles owned by Seller related to the operation of the Stations including without limitation those listed on Schedule 1.7;

“Motor Vehicle Title Certificates” shall mean the official evidences of title to the Motor Vehicles;

“Parent” shall mean Nexstar Broadcasting Group, LLC;

“Permitted Liens” shall mean (i) Liens imposed by any governmental authority for Taxes not yet due and/or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller in accordance with generally accepted accounting principles; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other non-consensual Liens arising in the ordinary course of business and securing amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller in accordance with generally accepted accounting principles; (iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business, and encroachments (whether or not in the ordinary course of business), which do not secure any monetary amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon; and (vi) all of the exceptions reflected in Schedule 1.8 or the title insurance policies attached thereto, provided the Liens on the Purchased Assets granted to Bank of Oklahoma, N.A. are to be released at Closing. Schedule 1.8 also sets forth a list of the Liens described in clauses (i) and (ii) above as Liens which are being contested in good faith;

“Person” shall mean any natural person, general or limited partnership, corporation, limited liability company or other entity;

“Plan” shall mean any plan, program or arrangement, whether or not written, that is or was (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Seller; (ii) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA;

“Pre-TBA Payables” shall mean the Accounts Payable of Seller as of the Adjustment Time other than Tradeout Payables;

“Pre-TBA Receivables” shall mean the Accounts Receivable of Seller as of the Adjustment Time other than Tradeout Receivables;

“Program Payments” shall have the meaning set forth in Section 2.4(b);

“Program Rights” shall mean all rights of Seller presently existing or obtained prior to the Closing, in accordance with this Agreement, to broadcast television programs or shows as part of the Stations’ programming and for which Seller is or will be obligated to compensate the vendor of such Program Rights, including all film and program barter agreements;

“Purchased Assets” shall mean all rights of Seller in, to and under all assets used or useable in the operation of the Stations, including but not limited to (a) the Contracts; (b) the Customer Lists; (c) the Equipment; (d) the Intangible Property; (e) the Leases; (f) the Licenses; (g) the Miscellaneous Assets; (h) the Motor Vehicles; (i) the Real Property; (j) the Records; and (k) Internet Web Sites; in each case, other than the Retained Assets;

“Purchase Price” shall mean the sum of Sixteen Million Dollars ($16,000,000.00) adjusted pursuant to Section 2.4;

“Real Property” shall mean the real property owned in fee simple or leasehold by Seller more particularly described on Schedule 1.9, and all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, strips and gores privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion of the Real Property;

“Records” shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Seller relating to the Stations other than those that are Retained Assets; provided, however, that Records shall not mean or include the certificates of formation, limited liability company agreements, bylaws, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, and other documents and records relating to the organization, maintenance and existence of Seller as limited liability companies;

“Retained Assets” shall mean (a) Cash; (b) Pre-TBA Receivables (subject to Buyer’s right to collect and use the proceeds of same as provided in Section 2.9 hereof); (c) any and all claims of Seller with respect to transactions prior to the Closing Date including, without limitation, claims for tax refunds and refunds of fees paid to the FCC, except to the extent any such item was taken into account in adjusting the Purchase Price pursuant to Section 2.4 or relates to Assumed Liabilities or the Purchased Assets; (d) all contracts of insurance entered into by Seller; (e) all rights and obligations under any agreements listed on Schedule 1.10; (f) those other assets, if any, described on Schedule 1.10; (g) all assets related to Seller’s Stations Employee Benefit Plans; (h) the records and other documents described in the proviso to the definition of Records above; (i) those employment contracts relating to employees of Seller whom Buyer does not hire as provided in Section 10.2; (j) any Griffin Foods memorabilia; (k) the Fort Smith Studio/Office Space (for purposes of clarification, the two microwave towers located at the Fort Smith Studio/Office Space are Retained Assets; provided, however, the related antennas and transmission system associated with the Fort Smith Studio/Office Space shall be included within the Equipment), and (l) any of the rights of Seller under this Agreement, the TBA and under any agreement or documents executed or to be executed in connection herewith or therewith or any side agreement between Seller and Buyer entered into on or after the date of this Agreement;

“Retained Liabilities” shall mean all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred other than the Assumed Liabilities;

“Schedules” shall mean those schedules referenced to in this Agreement which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which schedules and volume are hereby incorporated herein and made a part hereof;

“Seller’s Closing Certificate” shall mean the certificate of Seller in the form of Exhibit “G” attached hereto;

“Seller’s Opinion of Counsel” means the legal opinion of counsel to Seller addressed to Buyer in a form reasonably acceptable to Buyer;

“Seller’s Performance Certificate” shall mean the certificate of Seller in the form of Exhibit “H” attached hereto;

“Stations” shall have the meaning set forth in the Recitals;

“Stations Employee Benefit Plans” shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of Seller participates;

“Studio Site” shall mean the “Studio Site” as identified on Schedule 1.10;

“TBA” shall have the meaning set forth in the recitals;

“Title Commitment” shall have the meaning set forth in Section 6.2;

“Title Company” shall mean First American Title Insurance Company, or such other title insurance company reasonably acceptable to Buyer;

“Title Policy” shall have the meaning set forth in Section 6.2;

“Trade Secrets” shall mean all proprietary or confidential information of Seller relating to the Stations;

“Trademarks” shall mean all of those names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Seller relating to the Stations including without limitation those set forth on Schedule 1.11;

“Tradeout Agreement” shall mean any Contract pursuant to which Seller has sold or traded commercial air time of the Stations in consideration for any property or services in lieu of or in addition to Cash, excluding film and program barter agreements;

“Tradeout Payables” means all obligations of Seller arising under any Tradeout Agreement, whenever made;

“Tradeout Receivables” means all current assets of Seller which are goods or services receivable by any Seller arising under any Tradeout Agreement, whenever made;

“Warranty Deed” shall mean a special or limited warranty deed in a form acceptable to the Title Company pursuant to which Seller shall convey to Buyer at the Closing the Real Property owned by Seller, subject only to Permitted Liens.

1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Except as specifically set forth herein, all Section and Article references are to Sections and Articles of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase the Purchased Assets, including all of Seller’s legal and equitable interests therein. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

2.2 Payment of Purchase Price.

(a) Provided there shall not have occurred a Material Adverse Effect during the period commencing on the date hereof and ending on October 16, 2003, on October 16, 2003, Buyer shall pay to Seller, by wire transfer in immediately available funds, the sum of Ten Million Dollars ($10,000,000.00); provided that if a Material Adverse Effect shall have occurred as described above and such payment is not made, this Agreement shall terminate and neither party shall have any liability to the other;

(b) At Closing, Buyer shall pay to Seller, by wire transfer in immediately available funds, an amount equal to the Purchase Price (as adjusted pursuant to Section 2.4 below), less the amount paid pursuant to Section 2.2(a); and

(c) At Closing, Buyer shall assume the Assumed Liabilities pursuant to the Assumption Agreement.

2.3 Closing Date Deliveries. At the Closing on the Closing Date:

(a) Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) the Lease Assignment; (v) the Motor Vehicle Title Certificates; (vi) Seller’s Closing Certificate; (vii) Seller’s Opinion of Counsel; (viii) Seller’s Performance Certificate; (ix) the Warranty Deed; (x) a certificate of existence or good standing with respect to Seller from the Secretaries of State of Oklahoma and Arkansas; (xi) the Fort Smith Studio/Office Lease; and (xii) such other documents as provided in Article VII hereof or as Buyer shall reasonably request; and

(b) In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) Buyer’s Closing Certificate; (iv) Buyer’s Performance Certificate; (v) the Contract Assignment; (vi) the Lease Assignment; (vii) a certificate of existence or good standing with respect to Buyer from the Secretaries of State of Delaware and Arkansas; (viii) the Fort Smith Studio/Office Lease; and (ix) such other documents as provided in Article VIII hereof or as Seller shall reasonably request.

2.4 Proration; Adjustments to Purchase Price.

(a) For the purposes of (i) identifying the Purchased Assets, Retained Assets, Assumed Liabilities and Retained Liabilities, (ii) determining the adjustment to the Purchase Price, if any, to be made pursuant to this Section 2.4, and (iii) identifying the Pre-TBA Receivables for the purpose of Section 2.9, all prepaid or deferred revenue, prepaid expenses, accrued income and accrued expenses of the Stations as of 12:01 a.m., Forth Smith, Arkansas time on October 16, 2003 (the “Adjustment Time”) shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all revenue, income and expenses (including, without limitation, accrued liabilities for vacation pay, sick pay, compensatory pay and similar amounts, and amounts that may become payable in respect of unlicensed software, whether or not Seller’s normally accrue such amounts) arising from the operation of the Stations or relating to the Purchased Assets before the Adjustment Time shall be for the account of Seller, and all revenue, income and expenses arising from the operation of the Stations or relating to the Purchased Assets from and after the Adjustment Time shall be for the account of Buyer under this Agreement or the TBA. Any and all rebates which, under any agreements in effect as of the Adjustment Time, may be payable after such date to any advertiser or other user of the Stations’ facilities, based in part on business, advertising or services prior to the Closing Date, shall be borne by Seller and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period. Any and all agency commissions which are subject to adjustment after the Adjustment Time based on revenue, volume of business done or services rendered in part before the Adjustment Time and in part after the Adjustment Time shall be shared by Seller, on the one hand, and Buyer, on the other hand, ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period. Notwithstanding anything else herein to the contrary, for purposes of this Section 2.4(a), the expenses of the Stations for the month of October shall be allocated 50% to Seller and 50% to Buyer, provided that all such expenses must have been incurred in the ordinary course of business consistent with the past practices of the Stations.

(b) Notwithstanding anything to the contrary set forth in Section 2.4(a) above, as between Buyer and Seller with respect to all Contracts relating to Program Rights (“Program Contracts”), obligations to make cash payments of license and usage fees pursuant to each such Program Contract will be prorated between Seller and Buyer based on the number of days during the term of such Program Contract elapsed as of the Adjustment Time vis a vis the number of days during the term of such Program Contract occurring after the Adjustment Time.

(c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to Sections 2.4(a) and (b) above shall be made in accordance with generally accepted accounting principles.

(d) Net settlement of the adjustments contemplated under Section 2.4(e) shall be made at the Closing by increasing or decreasing the Purchase Price appropriately, if feasible based on Seller’s and Buyer’s good faith estimates. For items not readily subject to ascertainment at the Closing, the following procedures shall apply. Buyer shall prepare and deliver to Seller within thirty (30) business days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Seller and Buyer, an itemized list (the “Adjustment List”) of all sums which, as described in Section 2.4(e) below, shall increase or decrease the Purchase Price, with a brief explanation thereof. Such list shall show the net amount of the increase or decrease to the Purchase Price (the “Adjustment Amount”). If the Adjustment Amount is a decrease to the Purchase Price, Seller shall pay such amount without interest to Buyer. If the Adjustment Amount is an increase to the Purchase Price, Buyer shall pay such amount without interest to Seller. Except as provided otherwise in Section 2.4(f), payment of the Adjustment Amount shall be made not later than fifteen (15) business days following the delivery of the Adjustment List.

(e) The items set forth on the Adjustment List and the calculation of the Adjustment Amount shall each reflect the understanding that the Purchase Price shall be:

(i) decreased by the amount of all Accounts Payable existing as of the Adjustment Time actually paid or assumed by Buyer under this Agreement or otherwise or reimbursed by Buyer to Seller under the TBA;

(ii) decreased by the amount, if any, by which Tradeout Payables as of the Adjustment Time exceed Tradeout Receivables as of the Adjustment Time by more than $5,000 or increased by that amount, if any, by which Tradeout Receivables as of the Adjustment Time exceed Tradeout Payables as of the Adjustment Time by more than $5,000; and

(iii) decreased by the amount of all liabilities under Financing Leases, if any, existing as of the Adjustment Time.

(f) Not later than fifteen (15) business days following the delivery of the Adjustment List, Seller may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Seller’s position in respect thereof. If Seller does not furnish Buyer such a written notification during such fifteen (15) business day period, then Buyer’s determination of the Adjustment Amount (as set forth in the Adjustment List) will be final and binding on Buyer and Seller as of the last day of such fifteen (15) business day period. If Seller does furnish Buyer such a written notification during such fifteen (15) business day period, then Buyer and Seller shall consult to resolve any such dispute for a period of fifteen (15) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same on the day for payment provided in Section 2.4(d). If such fifteen (15) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent “Big Five” public accounting firm mutually agreed upon by Seller and Buyer (the “Accountants”), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to Buyer and Seller not later than twenty (20) business days following submission of the dispute to it; provided, however, if Buyer and Seller are unable to mutually agree upon an independent public accounting firm, then Buyer and Seller shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Accountants. The Accountants’ determination of the disputed portion of the Adjustment Amount (the “Disputed Amount”) will become final and binding on Buyer and Seller on the business day after the date upon which a written report setting forth such determination is delivered to Seller and Buyer. The Disputed Amount shall be paid by the party required to pay the same without interest within five (5) business days after the delivery of a copy of such decision to Seller and Buyer. The fees and expenses of the Accountants shall be shared equally by Seller, on the one hand, and Buyer on the other hand.

(g) The Adjustment List to the extent not disputed within the specified period by Seller, any mutually agreed written settlement of any such dispute concerning the Adjustment List and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

2.5 Taxes. All federal, state, local and other transfer, sales and use taxes and recording costs applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be the responsibility of and paid by Buyer.

2.6 Risk of Loss. The risk of all Events of Loss prior to the Closing shall be upon Seller and the risk of all Events of Loss at or subsequent to the Closing shall be upon Buyer.

2.7 Allocation of Purchase Price. The Purchase Price will be allocated among each item or class of the Purchased Assets based upon (i) the mutual agreement of Buyer and Seller, or (ii) in the event Buyer and Seller fail to agree, an appraisal to be paid for by Buyer, to be conducted by a nationally-recognized appraisal firm experienced in appraising, for tax purposes, small-to-medium market television stations selected by Buyer and which is reasonably acceptable to Seller, under the residual method of allocating assets, which allocation shall be incorporated in a schedule to be provided by Buyer and executed by the parties within ninety (90) days after the Closing. Buyer and Seller each agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulations Section 1.1060-1; provided, however that nothing contained herein shall require Buyer or Seller to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the allocation determined pursuant to this Section 2.7.

2.8 Access.

(a) Subject to Section 11.8(b), Seller and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Buyer to conduct such examination and investigation as Seller deems necessary to assure compliance with this Article 2, and to permit Seller to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Seller’s sole cost and expense and shall be during the Stations’ normal business hours, shall not unreasonably interfere with the Stations’ operations and activities and shall not, after the consummation of the Closing, constitute Seller’s exercising control over the Stations under the Communications Act.

(b) Subject to Section 11.8(a), Buyer and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Seller to conduct such examination and investigation as Buyer deems necessary to assure compliance with this Article 2, and to permit Buyer to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Buyer’s sole cost and expense and shall be during Seller’s normal business hours and shall not unreasonably interfere with Seller’s operations and activities. Without limiting the foregoing Seller will (i) give Buyer and its authorized agents, officers and representatives such access to such books and records pertaining to Seller and the Station as may reasonably be required in order to perform any audit or other review and any disclosure that they may deem appropriate in connection with any offering of securities by Buyer or any Affiliate thereof, and Seller (to the extent such consent is necessary) hereby consents to the use of information contained in such books and records for any such purpose, and (ii) use reasonable efforts to assist Buyer and its authorized agents, officers and representative in the conduct of such audit or other review.

2.9 Accounts Receivable.

(a) From and after the Adjustment Time until the earlier of (i) the Closing Date, and (ii) the termination of this Agreement prior to the Closing (the “Collection Period”), Buyer agrees to use reasonable efforts to collect, as agent for Seller, the Pre-TBA Receivables in the manner regularly pursued by Buyer with respect to the collection of its accounts receivable and in the ordinary course of business. Within five (5) business days after the end of each broadcast calendar month during the Collection Period, Buyer shall furnish Seller with a list of uncollected Pre-TBA Receivables that have been outstanding for more than sixty (60) days. Buyer shall hold the proceeds collected from Pre-TBA Receivables (which may be commingled with other funds of Buyer and/or used by Buyer for its own purposes) pending remittance to Seller as provided in Section 2.4(e) or this Section 2.9.

(b) Within twenty (20) days following the last day of the Collection Period, Buyer will deliver to Seller all records of uncollected Pre-TBA Receivables (provided that Buyer may retain copies of such records). In the collection of accounts receivable, all payments received by Buyer from account debtors will be applied first to the Pre-TBA Receivables and then to Buyer’s accounts receivable, in the order of origination (i.e., “first-in, first-out”), unless the account debtor specifies otherwise, in which case the proceeds shall be applied as specifically designated by the account debtor. Buyer will take no action to encourage an account debtor to dispute its obligation to pay any billing that relates to a Pre-TBA Receivable or to specify that any payment be applied to billings other than in chronological order. Buyer or Seller will promptly deliver to the other a true copy of any notice of a dispute as to the validity or enforceability of a Pre-TBA Receivable received from an account debtor. Buyer shall not agree to any settlement, discount or reduction of any Pre-TBA Receivable without the prior written consent of Seller. Buyer’s collection obligation under this Section 2.9 shall not include any obligation to bring suit, engage a collection agent or take any legal action for the collection of any Pre-TBA Receivable. After the last day of the Collection Period, Buyer shall, if requested by Seller, execute and deliver letters, in form and substance reasonably satisfactory to Seller and Buyer, to the effect that the respective account debtor should send payments on the Pre-TBA Receivables to Seller’s designee. Notwithstanding anything herein to the contrary, Seller may take whatever actions it reasonably deems necessary or advisable in order to protect its interest in the Pre-TBA Receivables including, without limitation, bringing suit, engaging a collection agent or taking other legal action for the collection of any Pre-TBA Receivable; provided, however, Seller shall notify Buyer and cooperate in good faith with Buyer in connection with such collection efforts.

(c) The proceeds of all Pre-TBA Receivables collected by Buyer from and after the Adjustment Time and prior to the Closing Date shall be paid to the Seller on the Closing Date in immediately available funds. In the event this Agreement is terminated prior to the Closing for any reason, subject to Section 11.2, within twenty (20) days thereafter, Buyer shall deliver to Seller, in immediately available funds, an amount equal to (i) the proceeds of all Pre-TBA Receivables collected by Buyer from and after the Adjustment Time less (ii) all Accounts Payables as of the Adjustment Time actually paid by Buyer or reimbursed by Buyer to Seller under the TBA.

2.10 Noncompete Agreement. Contemporaneously with the Closing, Buyer and John Griffin shall enter into a Noncompetition Agreement in a form reasonably acceptable to the parties thereto pursuant to which Buyer shall pay Mr. Griffin the aggregate sum of $1,000,000 in 16 equal installments on a quarterly basis with the first payment made on the Closing Date. Mr. Griffin shall agree that he will not, directly or indirectly, for a period of four (4) years from and after the Closing Date own, manage, operate, control, be employed by, participate in or be engaged in any manner (in each case either individually or through or in connection with any other Person) with the operation of a television broadcast station in the Stations’ Designated Market Areas.

(b) Such Noncompetition Agreement shall further prohibit Mr. Griffin or any entity controlled by him (which shall include any entity in which Mr. Griffin holds at least 40% of the stock or other ownership interests on a fully diluted basis), during such four (4) year period from contacting, approaching or soliciting for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hiring any person who is employed in the operation of the Stations on the date hereof, or inducing or attempting to induce any customer or other business relation of the Stations to cease doing business with Buyer or the Stations.

ARTICLE III

GOVERNMENTAL APPROVALS AND CONTROL OF STATIONS

3.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC, as soon as practicable but in no event later than five (5) business days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent and any necessary extensions thereof to comply with the Closing Date. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Seller shall prosecute such applications with all reasonable diligence and take all steps reasonably necessary to obtain the requisite FCC Consent. No party hereto shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent from becoming a Final Order. Buyer shall pay all FCC filing or transfer fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated and irrespective of whether such fees are assessed before or after the Closing.

3.2 Control Prior to Closing. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Stations. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, as follows:

4.1 Organization. Seller is a corporation organized, validly existing and in good standing under the law of the State of Oklahoma and is qualified to do business as a foreign limited liability company in the State of Arkansas. Seller has the power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted.

4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the TBA and all of the documents and instruments required hereby by Seller are within the power of Seller and have been duly authorized by all necessary action by Seller. This Agreement and the TBA are, and the other documents and instruments required hereby will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

4.3 Absence of Conflicting Agreements. Except for the FCC Consent or as described on Schedule 4.3, neither the execution, delivery or performance of this Agreement or the TBA in accordance with their respective terms by Seller nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement (including, without limitation, the commencement or continuation of operations under the TBA), does or will, with or without the giving of notice, or the lapse of time or both, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the organizational documents of Seller, or any federal, state or local law, statute, ordinance, rule or regulation applicable to Seller, or any court of administrative order or process applicable to Seller, or any material contract, agreement, arrangement, commitment or plan to which Seller is a party or by which Seller is bound and which relates to, the ownership or operation of the Stations or the Purchased Assets;

(b) result in the creation of any Lien upon any of the Purchased Assets, except for Permitted Liens;

(c) terminate, amend or modify, or give any other Person the right to terminate, amend, modify, abandon or refuse to perform any material contract, agreement, arrangement, commitment or plan to which Seller is a party and which relates to, the ownership or operation of the Stations or the Purchased Assets;

(d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which Seller is a party and which relates to the ownership or operation of the Stations or the Purchased Assets;

(e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority other than the FCC; or

(f) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Seller is party, by which Seller is bound, or by which the Purchased Assets are bound or subject.

4.4 Purchased Assets. The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for the business of owning and operating the Stations as currently conducted, with the exception of the Retained Assets. All inventories of supplies, tubes and spare parts necessary or appropriate for the operation of the Stations are at levels at least equal to the Stations’ usual and customary levels.

4.5 Title to Purchased Assets; Liens and Encumbrances. Except as set forth on Schedule 4.5, Seller owns good and marketable title to or has valid leasehold interests in all of the Purchased Assets (other than the Real Property as to which the provisions of Section 4.9 shall apply and the Intangible Property as to which the provisions of Section 4.8 shall apply) free and clear of any and all Liens except for Permitted Liens.

4.6 Equipment. To the Knowledge of Seller, each of the material items of Equipment (other than the Stations’ transmitters) is in good condition and repair, ordinary wear and tear excepted, and is not in need of imminent repair or replacement, is operating and has been serviced and maintained by Seller in accordance with normal industry standards and practices and FCC rules and published policies. The Stations’ transmitters shall be operational for use in the operation of the Stations as of the Adjustment Time.

4.7 The Contracts. Except as set forth on Schedule 4.7:

(a) Schedule 1.2 lists all agreements relating to properties, undertakings or commitments to or for third parties in the operation and conduct of the Stations except for (i) agreements (other than Tradeout Agreements) for the sale of time on the Stations, (ii) other agreements which are cancelable by Seller or its assignee without breach or penalty on not more than thirty (30) days notice or which do not extend by their terms for more than twelve (12) months after the date hereof, and which involve average annual payments or receipts by the Stations of less than Ten Thousand Dollars ($10,000.00) in the case of any single contract and Fifty Thousand Dollars ($50,000.00) in the aggregate, and (iii) Seller’s senior loan agreement with Bank of Oklahoma, N.A. and all related agreements, documents and instruments;

(b) Seller has performed, or is in compliance with, each material term, covenant and condition of each of the Contracts required to be listed on Schedule 1.2, and no material event of default on the part of Seller, and to the Knowledge of Seller, any other party thereto, exists under any of the Contracts required to be listed on Schedule 1.2;

(c) each of the Contracts listed on Schedule 1.2 is in full force and effect, unimpaired by any acts or omissions of Seller, and constitutes the legal and binding obligation of, and is enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies;

(d) Seller has furnished or made available to Buyer true and complete copies of all written Contracts required to be listed on Schedule 1.2, including all amendments, modifications and supplements thereto, and Schedule 1.2 contains summaries of the following provisions of all oral Contracts which involve Five Thousand Dollars ($5,000.00) or more in the case of any single oral Contract and Fifteen Thousand Dollars ($15,000.00) or more in the aggregate: the parties thereto, and the nature and value of the goods and services to be provided thereunder;

(e) Schedule 1.2 sets forth an accurate and complete list of all Tradeout Agreements, and sets forth for each Tradeout Agreement the parties thereto, the value of broadcast time required to be provided on the Stations from and after the date shown on such Schedule and the value of goods and services to be provided to the Stations from and after such date.

4.8 Intangible Property. Except as set forth on Schedule 4.8:

(a) there are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened by any Person pertaining to or challenging Seller’s right to use any of the Intangible Property;

(b) to the Knowledge of Seller, Seller is not infringing upon or otherwise acting adversely to any trademark, trade name, patent or copyright owned by a third party;

(c) there are no royalty agreements between Seller and any third party relating to any of the Intangible Property;

(d) the Intangible Property constitutes all of the intangible and intellectual property interests used in the operation of the Stations (other than Copyrights and Trademarks with respect to Program Rights); and

(e) all Copyrights and Trademarks are listed on Schedule 1.3 and Schedule 1.11, respectively, and all Intangible Property is transferable to Buyer by the sole act of Seller.

4.9 Real Property. Except as disclosed on Schedule 4.9:

(a) Seller has good, marketable and insurable fee simple or leasehold interests, as applicable, in the Real Property, and such Real Property includes all real property, other than the Retained Assets, necessary for the business of the Stations as currently conducted or used in the operation of the Stations. Attached to Schedule 4.9 are all policies of title insurance currently existing in favor of Seller with respect to the Real Property. Except for Permitted Liens and the items set forth on Schedule 4.9, there are no Liens on any portion of the Real Property. No Lien set forth or required to be set forth on Schedule 4.9 materially interferes with the operation of the Stations as currently operated;

(b) Seller has not received notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Seller, no such action is presently contemplated or threatened;

(c) Seller has not received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof, which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Seller has not received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requiring the performance of any repairs, alterations or other work with which compliance has not been made;

(d) there are no parties in possession of any portion of the Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise;

(e) to the Knowledge of Seller, there is no law, ordinance, order, regulation or requirement now in existence, (other than Environmental Laws) which would require any material expenditure to remediate, remedy, remove, modify or improve any of the Real Property in order to bring it into substantial compliance therewith;

(f) the Real Property has adequate direct access to and from completed, dedicated and accepted public roads, and there is no pending or, to the Knowledge of Seller, threatened governmental proceeding which would impair or curtail such access; and

(g) to the Knowledge of Seller, there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings or towers located on the Real Property and the roofs of the buildings located on the Real Property are free from leaks and in good condition, ordinary wear and tear excepted.

4.10 The Leases. Except as set forth on Schedule 4.10:

(a) the Leases described on Schedule 1.5 constitute all of the lease agreements between Seller and third parties relating to the operation of the Stations or the Purchased Assets;

(b) Seller has performed each material term, covenant and condition of each of the Leases which is required to be performed by Seller at or before the date hereof, and no material default or event which with the passing of time or giving of notice or both would constitute a default on the part of Seller and, to the Knowledge of Seller, on the part of any other party thereto, exists under any Lease;

(c) each of the Leases is in full force and effect, unimpaired by any acts or omissions of Seller, and constitutes the legal and binding obligation of, and is legally enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors, generally and by general equitable principles which may limit the right to obtain equitable remedies;

(d) Seller has furnished or made available to Buyer true and complete copies of the Leases, including any and all amendments thereto;

(e) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owned by Seller; and

(f) each of Seller’s Financing Leases is listed as such on Schedule 4.10.

4.11 Financial Statements and Interim Financial Statements.

(a) Attached as Schedule 4.11(a) are true and complete copies of the audited consolidated balance sheets of Seller, as of June 30, 2001 and the related consolidated statements of income for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years and present fairly in all material respects the financial condition of Seller as of the date indicated and the results of the Stations’ operations and changes in cash flows for the period then ended.

(b) Attached as Schedule 4.11(b) are true and complete copies of the unaudited consolidated balance sheets of Seller as of June 30, 2002 and June 30, 2003, and the related consolidated statements of income for the 12-month periods then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements are in accordance with the books and records of Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and present fairly in all material respects the financial condition of Seller as of the date indicated and the results of the Stations’ operations for the period then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse and provided that the Interim Financial Statements do not contain footnotes and lack other presentation items.

4.12 No Changes. Except as set forth on Schedule 4.12 or as otherwise contemplated by this Agreement, since June 30, 2003 through the Adjustment Time, there has not been any:

(a) material amendment or termination of any Contract, Lease or License to which Seller is a party with respect to the Stations except in the ordinary course of business;

(b) increase in compensation paid, payable or to become payable by Seller to any of its employees at the Stations, except in the ordinary course of business;

(c) extraordinary losses (whether or not covered by insurance) or waiver by Seller of any extraordinary rights of value;

(d) commitment to or liability to any labor organization which represents, or proposes to represent, employees of the Stations;

(e) notice from any of the Stations’ sponsors or any customers (determined on the basis of the Stations’ revenues for the trailing twelve (12) month period) as to any of such sponsor’s or customer’s intention not to conduct business with the Stations, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(f) sale, assignment, lease or other transfer or disposition of any of the Purchased Assets or properties of the Stations except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

(g) adverse change in cable carriage or channel position on which either Station is carried (on any cable system with more than 1,000 subscribers);

(h) period of four (4) consecutive days or more during which either Station was off the air for any reason or a period of fifteen (15) days or more during which either Station operated at substantially reduced power;

(i) termination of the Affiliation Agreement or loss by the Stations of the NBC network affiliation; or

(j) change in the financial condition, business, assets or results of operation of the Stations which has had a Material Adverse Effect.

4.13 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on Schedule 4.13:

(a) except for FCC rulemaking proceedings generally affecting the television broadcasting industry, there is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or other proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Seller, threatened, to which Seller is a party or otherwise relating to the Stations or the Purchased Assets which could reasonably be expected to have a Material Adverse Effect;

(b) to the Knowledge of Seller, there is no material investigation by any commission, agency or other administrative or regulatory body or authority pending or threatened, which is specifically concerned with the operations, business or affairs of Seller, the Stations or the Purchased Assets;

(c) the Stations are not subject to or bound by any labor agreement, there is no labor dispute, grievance, controversy, strike or request for union representation pending or to the Knowledge of Seller threatened against Seller relating to or affecting the business or operations of the Stations and, to the Knowledge of Seller, Seller has not experienced any of the matters described in this Section 4.13(c); and

(d) Seller has carried on and conducted the business and affairs of the Stations in material compliance with all applicable federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all applicable court or administrative orders or processes, including but not limited to the FCC, Occupational Safety and Health Administration, Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board and Environmental Protection Agency a violation of which has had or may reasonably be expected to have a Material Adverse Effect. The Stations comply in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity.

4.14 Taxes. Except as disclosed on Schedule 4.14:

(a) Seller has duly filed all required federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due to be filed by Seller (taking into account any permitted extensions), and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such returns, reports and estimates are true and complete in all material respects. Seller has withheld all taxes required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, as the case may be; and

(b) There are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller or the Purchased Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that would result in any claim against Buyer or the Purchased Assets; provided, however, that Seller shall not be deemed to make any representations or warranty with respect to any Liens or claims arising by reason of, or attributable to, Buyer’s use or operation of the Stations or the Purchased Assets on or after the Adjustment Time.

4.15 Governmental Authorizations. Seller holds, and, on the Closing Date Seller will hold, all regular and valid licenses, permits and authorizations issued by the FCC to operate the Stations as television broadcast stations with the power disclosed on Schedule 1.6. Such licenses, permits and authorizations constitute all of the licenses, permits and authorizations that are necessary under the Communications Act for the operation of the Stations. The Licenses are in full force and effect. Except as set forth on Schedule 4.15, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Licenses and those as set forth on Schedule 4.15 are required for Seller to own and operate the Stations in the manner operated on the date hereof. As of the date hereof, (i) no action or proceeding is pending or, to the Knowledge of Seller, threatened before the FCC or any other governmental authority to revoke, refuse to renew or materially and adversely modify the Licenses (except for FCC rulemaking proceedings generally affecting the television broadcasting industry), and (ii) there is no pending, issued or outstanding or, to the Knowledge of Seller, threatened investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, notice or forfeiture, petition or complaint with respect to the Stations or any of the Licenses.

4.16 Compliance with FCC Requirements. Except as set forth on set forth on Schedule 4.16, the Stations, their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in all material respects in accordance with the specifications of the Licenses, and the Stations are in compliance in all material respects with the Communications Act. Except as set forth on Schedule 4.16, all obligations, reports and other filings required by the FCC with respect to the Stations, including, without limitation, material required to be placed in the Stations’ public inspection files, have been properly and timely filed. Except as set forth on Schedule 4.16, no cable television system or satellite service provider has notified Seller of any signal quality deficiency or copyright indemnity or other prerequisite to cable or satellite carriage of the Stations’ signals, and no cable television system or satellite service provider has notified Seller that it has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC. To the Knowledge of Seller, KPOM’s main transmitting tower located on Cartwright Mountain (i) has the structural capacity to hold, or (ii) is otherwise suitable for, additional DTV antennae and other equipment necessary for DTV operations of KPOM.

4.17 Insurance. Seller has such amounts and types of insurance coverage as is reasonable and customary for a broadcast television Stations such as the Stations. Seller is not in material default with respect to any of its insurance policies, nor has Seller failed to give any notice or present any claim under any policies in a due and timely fashion.

4.18 Brokers. Except for Marvin A. Shirley d/b/a Birdsong Associates which shall be compensated solely by Seller, neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor or in any similar capacity.

4.19 Employees. Schedule 4.19 is a true and complete list of all of Seller’s employees as of the date of this Agreement, which list identifies the name of such employees, and the following compensation information with respect to each of them: (i) current annual base salary; (ii) accrued vacation and sick leave time and; (iii) the dates and amounts of the last increase in compensation. Except as set forth on Schedule 4.19 hereto, or as otherwise provided by applicable state law, the employment of all employees of the Stations is terminable at will by such employer without any penalty or severance obligations incurred by such employer. Except as set forth in Schedule 4.19, Seller is not bound by any collective bargaining agreement, and to the Knowledge of Seller, there exists no organizational effort presently being made or, threatened by or on behalf of any labor union with respect to employees of the Stations.

4.20 Financial Benefit Plans. Schedule 4.20 lists each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, which is or has been entered into, maintained, administered or contributed to by Seller and covers any employee of Seller (all of the foregoing are collectively referred to herein as the (“Employee Benefit Plans”). Each Employee Benefit Plan is in all material respects maintained, funded and administered in compliance with ERISA, the Code, and other applicable law. Seller has never maintained a pension plan subject to Section 412 of the Code or Title IV of ERISA, and has never maintained, contributed to or been required to contribute to any employee benefit plan that is a “multiemployer plan” (as defined in Section 3(37)(A) or (D) of ERISA) as amended by the Multiemployer Pension Plan Amendments Acts of 1980.

4.21 Environmental Compliance. Except as set forth in Schedule 4.21 (including the reports attached thereto):

(a) To the Knowledge of Seller, Seller has complied in all material respects and is in material compliance with all Environmental Laws;

(b) Seller is not a party to any litigation or administrative proceeding and, to the Knowledge of Seller, nor is any litigation or administrative proceeding threatened against them, which in either case (i) asserts or alleges that Seller violated any Environmental Laws, (ii) asserts or alleges that Seller is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property, or (iii) asserts or alleges that Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Seller at any of the Real Property;

(c) with respect to the period during which Seller owned or occupied the Real Property, and, to the Knowledge of Seller with respect to the time before Seller owned or occupied the Real Property, no person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by Seller which would subject Seller to liability for the cleanup, removal or some other remedial action under Environmental Laws;

(d) there are not now, nor, to the Knowledge of Seller, have there previously been, tanks or other facilities on, under, or at the Real Property which contained any Hazardous Materials which, if known to be present in soils or ground water, would subject any owner or operator of such Real Property to liability for cleanup, removal or some other remedial action under Environmental Laws;

(e) to the Knowledge of Seller, there are no conditions existing currently which would subject any owner or operator to the Real Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws;

(f) Seller is not subject, as a result of its interest in the Real Property, to any existing judgment, order or citation related to or arising out of any Environmental Laws and, to the Knowledge of Seller, has not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws; and

(g) the operation of the Stations does not exceed the permissible levels of exposure to RF radiation specified in either the FCC’s current rules, regulations and policies concerning RF radiation.

4.22 Affiliation Agreement. As of the date of this Agreement, (i) the Affiliation Agreement is in full force and effect and (ii) NBC has not given Seller written or verbal notice of any type of NBC’s intention to terminate or fail to renew the Affiliation Agreement or that NBC is considering such possible termination or failure to renew the Affiliation Agreement.

Items disclosed on any Schedule attached hereto shall be deemed to be disclosed for the purposes of each other Schedule attached hereto to the extent such item is disclosed with such specificity that a reasonable person would know from the face of such disclosure that such item applied to such other Schedule(s).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date of this Agreement, as follows:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date Buyer shall be duly qualified to do business as a foreign entity in Arkansas, and Buyer has full power to purchase the Purchased Assets pursuant to this Agreement. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the TBA and all of the documents and instruments required hereby by Buyer are within the power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement and the TBA are, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies. The execution, delivery and performance of this Agreement (for the limited purposes described on the signature pages hereto) are within the power of Parent and have been duly authorized by all necessary action by Parent. The guarantee described on the signature pages hereto is a valid and binding obligation of Parent enforceable against Parent, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

5.3 Absence of Conflicting Laws and Agreements. Neither the execution, delivery or performance of this Agreement or the TBA by Buyer (nor the execution, delivery and performance of this Agreement by Parent (for the limited purposes described on the signature pages hereto)) nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement or the TBA does or will, with or without the giving of notice, or the lapse of time, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the organizational documents of Buyer or Parent, as the case may be, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer or Parent, as the case may be, is a party or by which Buyer or Parent, as the case may be, or either of their assets is bound;

(b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency other than the FCC Consent; or

(c) require the consent of any Person under any material agreement, material arrangement or material commitment of any nature to which Buyer or Parent, as the case may be, is a party or by which it is bound.

5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer or Parent as broker, finder, investment banker, financial advisor or in any similar capacity.

5.5 Absence of Litigation. There is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the knowledge of Buyer or Parent, threatened to which Buyer or Parent, as the case may be, is a party and which could materially and adversely affect Buyer’s ability to purchase the Purchased Assets under this Agreement or to perform its obligations under the TBA.

5.6 Qualifications. Neither Buyer nor Parent is aware of any fact, allegation, condition or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Consent (other than such facts, allegations, conditions and circumstances affecting the broadcast industry in general) and Buyer is qualified to be the licensee of the Stations under the Communications Act.

ARTICLE VI

CERTAIN MATTERS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing (unless otherwise provided herein):

6.1 Notice of Adverse Changes. Pending the Closing, Seller shall give Buyer prompt written notice of the occurrence of any of the following as it gains Knowledge thereof:

(a) the commencement of any proceeding or litigation at law or in equity or before the FCC or any other commission, agency or administrative or regulatory body or authority which involves any of the Licenses or which could reasonably be expected to have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry; or

(b) any material violation by Seller, or written notice of any alleged material violation by Seller, of any federal, state or local law, statute, ordinance, rule or regulation.

6.2 Operations Pending Closing. Subject to the provisions of Section 3.2 regarding control of the Stations, after the date hereof and prior to the Closing and subject to the TBA, Seller shall, except with Buyer’s prior written consent:

(a) operate the Stations in all material respects in accordance with the Communications Act and make all filings necessary to make the representation in Section 4.15 true and correct at Closing;

(b) maintain the Equipment in good working order, ordinary wear and tear and usage excepted;

(c) not sell, lease, mortgage, pledge or otherwise dispose of any of the Purchased Assets except for transactions in the ordinary and regular course of the operation of the Stations where the proceeds of such disposition are used to replace such Purchased Assets;

(d) not enter into, or become obligated under, amend or otherwise modify any agreement or commitment on behalf of the Stations;

(e) maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Stations;

(f) take all commercially reasonable action to protect the present service areas of the Stations from increased electrical interference from other stations, existing or proposed, and take all commercially reasonable action to maintain carriage, if any, of the Stations’ signals on all cable television systems or satellite systems;

(g) promptly notify Buyer of any attempt or actual collective bargaining organizing activity with respect to any employee of the Stations; and,

(h) except as required by law, not enter into any collective bargaining agreement or modify the employment terms applicable to any employee of the Stations.

Notwithstanding any provision of this Agreement or the TBA to the contrary, none of the following shall be deemed (i) a breach of Seller’s agreements or covenants under this Section 6.2 or under the TBA or of the representations and warranties contained in Article IV hereof, or (ii) a failure of any of the conditions set forth in Article VII to be satisfied: any fact or circumstance that occurs as a result of either any action or omission to act of Buyer pursuant to the TBA or any other agreement or arrangement, or by virtue of Buyer’s activities or operations with respect to the Stations.

6.3 FCC Reports. Seller will furnish to Buyer within ten (10) days after filing all reports filed with the FCC with respect to the Stations after the date hereof.

6.4 Consents. Seller will use its commercially reasonable efforts to obtain all consents and approvals required from third Persons, whose consent or approval is required pursuant to any Contract or Lease prior to the Closing Date as a result of the purchase and sale of the Purchased Assets as contemplated herein. Anything to the contrary in this Agreement notwithstanding, Seller shall not be required to pay any fees or provide or deliver any other consideration to any such Person in order to obtain such consent or approval.

6.5 Cooperation; Reasonable Efforts; Release. Buyer and Seller will cooperate in all respects in connection with and use commercially reasonable efforts to: (a) secure any nongovernmental approvals, consents and waivers of third parties listed in Schedule 4.3; (b) give notices to any governmental authority, or secure the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the transfer of the Purchased Assets from Seller to Buyer; and (c) cause all of the conditions set forth in Article VII and Article VIII to be satisfied (but not waived). Buyer specifically agrees not to take any action to intentionally cause its representations and warranties in Section 5.6 to be inaccurate or untrue in any respect on or prior to Closing.

6.6 Tax Returns and Payments.

(a) All tax returns, estimates and reports with respect to the Purchased Assets or operation of the Stations that are required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been granted; and

(b) All taxes pertaining to ownership of the Purchased Assets or operation of the Stations prior to the Closing Date will be paid by Seller when due and payable unless protested in good faith.

6.7 Release of Liens. Except for the Permitted Liens, at or prior to the Closing, Seller shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets and shall duly file releases or terminations of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed.

6.8 Public Announcement. Seller shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC’s rules. As to any other announcements, no party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other parties hereto (which shall not be unreasonably withheld) except as and to the extent that such party shall be obligated by law, rule or regulation, in which case the other party shall be so advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

6.9 Exclusivity. Seller agrees and covenants that until Closing or this Agreement expires or is terminated, neither Seller nor any of its representatives, will discuss, negotiate or offer (or solicit offers) regarding a sale, transfer or other disposition of the Stations or the Purchased Assets or any merger, combination, restructuring, refinancing or similar transaction involving Seller (a “Sale”) with another Person or provide any information to any other Person regarding the Stations or Seller in that connection. Seller represents that it is not a party to or bound by any agreement with respect to a Sale except for this Agreement. Seller will disclose to Buyer the existence or occurrence of any proposal or contract whether written or oral which it may receive during the term of this Agreement in respect of any such competing transaction.

6.10 Real Estate Matters.

(a) Prior to the Closing, Seller will cooperate with Buyer so that Buyer may obtain, for the benefit of and at the cost of Buyer, all documents reasonably required (including estoppel certificates, owner’s affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners Policy of Title Insurance, as the case may be, Form B-1970, for each parcel of Real Property, issued by a title insurer designated by Buyer (the “Title Insurer”), in such amount as Buyer reasonably determines to be the fair market value thereof, insuring Buyer’s interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as Buyer may reasonably request.

(b) At Buyer’s request, Seller will cooperate with Buyer so that Buyer may procure for the benefit of and at the cost of Buyer, in preparation for the Closing, current surveys of each parcel of Real Property disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Stations, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the commitment for the title insurance policy described in Section 6.10(a), and certified to Buyer, Buyer’s lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described above in Section 6.10(a).

(c) Seller and Buyer will execute a lease agreement (the “Fort Smith Studio/Office Lease”) on the Closing Date pursuant to which Seller leases to Buyer, and Buyer leases from Seller, the Fort Smith Studio/Office Space identified on Schedule 1.9 (the “Fort Smith Studio/Office Space”). The Fort Smith Studio/Office Lease shall have a term commencing on the Closing Date and ending on the one year anniversary of the Adjustment Time (the “Initial Termination Date”); provided that Buyer shall have the option to extend the term until the two year anniversary of the Adjustment Time by providing Seller with written notice of such extension at least 30 days prior to the Initial Termination Date. The Fort Smith Studio/Office Lease shall provide for a rent of $1.00 for the period through the Initial Termination Date and $4,500 per month (partial months to be pro-rated) for the period commencing on the day after the Initial Termination Date through the end of the term. At the end of the term Buyer shall vacate the premises and have no further right or obligation with respect to the Fort Smith Studio/Office Space.

6.11 Access and Information. From the date hereof, Buyer and its financing sources shall be entitled to make or cause to be made such reasonable investigation of the Purchased Assets as Buyer and its financing sources deem necessary or advisable, and Seller shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Seller will provide Buyer and its financing sources and their respective agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, book, records and other information of Seller upon reasonable notice and during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data related to Seller and its business as Buyer, its financing sources and their respective agents, representatives and advisors shall reasonably request from time to time. Seller and its Affiliates agree to use their reasonable efforts to cause their respective officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with Buyer, its financing sources, representatives and advisors in connection with such review and the financing of the transactions contemplated hereby, including the preparation by Buyer and its financing sources of any offering memorandum, bank book, registration statement or related documents or other documents related to such financing; provided that Buyer shall be responsible and shall promptly pay for any out of pocket expenses incurred by Seller in such regard.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of Seller’s obligations under this Agreement and the TBA which are to be performed or complied with by it prior to or at the Closing.

7.2 Representations and Warranties. The representations and warranties made by Seller shall be true and correct as of the date hereof and as of the Closing Date, except for (A) matters which have not had and could not reasonably be expected to have a Material Adverse Effect and (B) changes permitted or contemplated by this Agreement, or contemplated or effected as a result of the TBA or Buyer’s operations, activities, acts or omissions with respect to the Stations.

7.3 Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Closing Date as required pursuant to Section 2.3(a).

7.4 Other Documents. Seller shall have delivered to Buyer such documents and certificates of officers of Seller and public officials as shall be reasonably requested by Buyer’s counsel to establish the existence and good standing of Seller and the due authorization of this Agreement and the transactions contemplated hereby by Seller.

7.5 Required Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents and waivers, as may be listed on Schedule 7.5.

7.6 Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any court, governmental agency, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed prior to or at the Closing.

7.7 FCC Consent. The FCC Consent for the Stations’ main broadcast television licenses (KPOM-TV and KFAA-TV) (without any conditions materially adverse to Buyer other than those generally applicable to assignees of such licenses) shall have been issued, and shall, at Closing, be a Final Order and in full force and effect.

7.8 Licenses. Seller shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses which has had or could reasonably be expected to have a Material Adverse Effect. The Stations shall be operating in material compliance with the Communications Act, and, except for governmental proceedings relating to the television broadcast industry generally, no proceeding shall be pending or, to the Knowledge of Seller, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify materially and adversely any of the Licenses.

7.9 Release of Liens. All Liens (other than Permitted Liens) on the Purchased Assets shall be released as provided in Section 6.7.

If any of the conditions set forth in this Article VII have not been satisfied prior to or at the Closing, Buyer may (without waiving any other right or remedy under this Agreement or the TBA) in its sole discretion waive any such condition (other than as set forth in Section 7.7) and elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement and the TBA which are to be performed or complied with by it prior to or at the Closing.

8.2 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

8.3 Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

8.4 Other Documents. Buyer shall have delivered, or caused to be delivered, to Seller such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Seller’s counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer.

8.5 Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, no claim, suit, action or other proceeding shall be pending or threatened before or by any court, governmental agency, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed prior to or at the Closing.

8.6 Governmental Consents. The FCC Consent shall have been issued and shall be in full force and effect. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

If any of the conditions set forth in this Article VIII have not been satisfied, Seller may (without waiving any other right or remedy under this Agreement or the TBA) in its sole discretion waive any of such conditions (other than with respect to the FCC Consent) and elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (regardless of any investigation or inquiry of any party and even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the second annual anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.20 and 4.21 shall survive the Closing and continue in full force and effect until the fifth annual anniversary of the Closing Date; (ii) the representations and warranties contained in Sections 4.5 and 4.14 shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date or for a period expiring 60 days after the expiration of the applicable statutes of limitation, whichever is longer, and (iii) the representations and warranties contained in the first sentence of Section 4.2 and Section 4.18 shall continue in full force and effect forever. Any claim with respect to a breach of a representation or warranty under Section 9.3 or 9.4 must be asserted in writing with reasonable particularity by the party making such claim within the applicable survival period in which case such representation and warranty shall survive until such claim is finally resolved; provided that each party shall use reasonable efforts to provide the other party with such writing within a reasonable period of time after becoming aware that the claim exists (provided that the failure to do so shall not relieve the other party from its indemnity obligations hereunder except to the extent such other party is actually prejudiced by such failure).

9.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing.

9.3 Indemnification by Seller. Subject to (a) the survival provisions set forth in Section 9.1 and (b) the other limitations set forth in this Article IX, Seller shall indemnify and hold harmless Buyer, its Affiliates, and their successors and assigns (collectively, “Buyer Indemnified Parties”) from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees) (“Losses”) which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties made by Seller in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Seller at the Closing in accordance with the provisions of this Agreement;

(ii) any failure by Seller to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement or the TBA;

(iii) the Retained Liabilities;

(iv) without limiting clause (iii) above, any and all losses, liabilities or damages resulting from the litigation required to be listed on Schedule 4.13; or

(v) any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Sections 9.3(i), 9.3(ii), 9.3(iii), or 9.3(iv).

9.4 Indemnification by Buyer. Subject to the survival provisions set forth in Section 9.1, Buyer agrees to indemnify and hold harmless Seller and its respective successors and assigns (individually a “Seller Indemnitee,” and collectively the “Seller Indemnified Parties”) from, against and in respect of any and all Losses, which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties of Buyer contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Buyer at the Closing in accordance with this Agreement; and

(ii) any failure by Buyer to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation to be performed, fulfilled, or complied with by Buyer hereunder and under the TBA prior to, on or after the Closing;

(iii) the Assumed Liabilities;

(iv) the operation of the Stations from and after the Closing; or

(v) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in 9.4(i), 9.4(ii), 9.4(iii) or 9.4(iv);

9.5 Indemnification Procedures.

(a) Notice of Third Party Claim. Any party making a claim for indemnification under Sections 9.3 or 9.4 (the “Indemnified Party”) will notify the party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Sections 9.3 or 9.4, as the case may be, except to the extent that such failure actually prejudices the Indemnifying Party.

(b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Sections 9.3 or 9.4 and which involves only the payment of money damages to such third party and which does not concern any FCC Authorization, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to control and assume responsibility for the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party’s assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party’s reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

(c) Limits of Assumption of Defense. An Indemnifying Party’s rights under Section 9.5(b) will be subject to the following additional limitations:

(i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party;

(ii) the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (B) the Indemnified Party reasonably concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes in good faith that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects (or, in the case of a claim by Buyer, a Stations’ or a Company’s reputation or business prospects), or (D) upon the Indemnifying Party failing to vigorously prosecute or defend such claim in good faith or failing to begin such prosecution or defense in a timely manner; and

(iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 9.5, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and at the Indemnifying Party’s request the Indemnified Party will consult in a reasonable manner with the Indemnifying Party in respect of such defense. As used in this Article IX, the term “settlement” refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

9.6 Remedies. The indemnification provisions of this Article IX are the sole and exclusive post-Closing remedy of Buyer and Seller for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement or in any related agreement, document, instrument or certificate (other than (i) the rights and remedies contained in the TBA, which shall be deemed non-exclusive herewith, (ii) in the case of fraud, and (iii) rights to seek specific performance).

9.7 Certain Limitations of Liability. Any provision of this Agreement to the contrary notwithstanding, Seller shall have no obligation to indemnify any Buyer Indemnified Parties for any Losses suffered or incurred by Buyer Indemnified Party for a breach of the representations or warranties of Seller made under this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Seller under this Agreement (a) until such Losses exceed an aggregate deductible of Eighty Five Thousand Dollars ($85,000.00) (the “Indemnity Deductible”) (after which point Seller shall be obligated to indemnify Buyer from and against all Losses in excess of the Indemnity Deductible), and (b) to the extent such Losses exceed the sum of Five Million Dollars ($5,000,000.00); provided that such limitations shall not apply to Losses related to breaches of representations and warranties contained in the first sentence of Section 4.2 and Section 4.18.

9.8 Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article IX shall survive termination of this Agreement without limitation.

9.9 Determination of Loss and Amount. In view of the limitation set forth in Section 9.7(a), for purposes of (and only for purposes of) determining whether any Loss has occurred, or the amount of such Loss, the representations, warranties, covenants and agreements of the parties set forth in this Agreement will be considered without regard to any materiality qualification set forth therein.

ARTICLE X

FURTHER AGREEMENTS

10.1 Event of Loss. If prior to Closing the Stations shall suffer an Event of Loss, at Closing, Seller shall assign to Buyer all its rights under any insurance and all proceeds of insurance (excluding business interruption proceeds for periods prior to the Closing Date) covering the property damage, destruction or loss not repaired, replaced or restored prior to Closing.

10.2 Stations Employees Buyer shall offer employment as of November 1, 2003 to each employee of Seller employed in connection with the Stations’ business other than David Needham, Michael Cleveland, Carol Sharem and Pamela Pense (those employees who accept employment with Buyer, the “Transferred Employees”) on substantially the same terms and conditions as such persons are presently employed by Seller. Buyer understands, acknowledges and agrees that upon hire by Buyer, the Transferred Employees shall no longer be entitled to participate in Seller’s Station Employee Benefit Plans, and Buyer or its affiliates shall cover those Transferred Employees under Buyer’s (or an affiliate’s) employee benefit plans. Notwithstanding anything to the contrary contained herein, unless otherwise provided under the terms of a written employment agreement, each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating such employment at any time after the date hereof. Notwithstanding the foregoing, prior to the Closing Buyer shall not discharge any Transferred Employee without providing Seller with reasonable advance notice of its intent to do so and obtaining Seller’s approval thereof which shall not be unreasonably withheld or delayed. Any notification required by any federal, state or local law governing mass layoffs or terminations, including without limitation the federal Worker Adjustment and Retraining Notification Act of 1988, shall be given by Seller. Compliance with all such laws shall be Sellers’ sole responsibility and liability. Seller shall indemnify, defend and hold Buyer harmless from and against all liabilities, claims and causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of the violation, or alleged violation, of any such laws, any other laws or otherwise arising out of any such termination of any of the employees. At the Closing, Buyer shall offer employment to Michael Cleveland, Carol Sharem and Pamela Pense on substantially the same terms and conditions as such persons are presently employed by Seller. Buyer understands, acknowledges and agrees that upon hire by Buyer, such employees shall no longer be entitled to participate in Seller’s Stations Employee Benefit Plans, and Buyer or its affiliates shall cover those employees under Buyer’s (or an Affiliate’s) employee benefit plans. Buyer shall recognize all past service to Seller of each Transferred Employee for purposes of determining eligibility to participate in, eligibility for benefit commencement under, and vesting purposes of each employee benefit program of Buyer. Buyer shall make available to the Transferred Employees all employee benefit programs of Buyer generally made available to its other employees and shall permit the Transferred Employees to participate therein on the same general terms as its other employees.

ARTICLE XI

TERMINATION; MISCELLANEOUS

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the consummation of the Closing, as follows:

(a) by mutual written agreement of Seller and Buyer; or

(b) at any time after February 16, 2004,

(i) by Seller, by written notice to Buyer, if each condition set forth in Article VII has been satisfied (or will be satisfied by the delivery of documents by the parties prior to the Closing) or waived in writing on such date and Buyer has nonetheless failed to consummate the transactions contemplated hereby; or

(ii) by Buyer, by written notice to Seller, if each condition set forth in Article VIII has been satisfied (or will be satisfied by the delivery of documents by the Parties prior to the Closing) or waived in writing on such date and Seller has nonetheless failed to consummate the transactions contemplated hereby; or

(c) at any time after the date hereof,

(i) by Buyer, by written notice to Seller, if the representations and warranties of Seller set forth in Article IV were not true and correct at and as of the Adjustment Time and at all times through the Closing, except with respect to facts and circumstances that, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; or

(ii) by Seller, by written notice to Buyer, if the representations and warranties of Buyer set forth in Article V were not true and correct in all material respects at and as of the Adjustment Time and at all times through the Closing; or

(d) by Buyer, by written notice to Seller, if Buyer is not then in material breach of this Agreement or the TBA and Seller is then in material breach of this Agreement or the TBA, and such breach remains uncured for fifteen (15) days after receipt of written notice thereof from Buyer; or

(e) by Seller, by written notice to Buyer, if Seller is not then in material breach of this Agreement or the TBA and Buyer is then in material breach of this Agreement or the TBA, and such breach remains uncured for fifteen (15) days after receipt of written notice thereof from Seller; or

(f) by Buyer or Seller, by written notice to the other, upon termination (other than in connection with Closing) of the TBA in accordance with the terms thereof; or

(g) by Buyer or Seller, by written notice to the other, at any time after the one (1) year anniversary of the date hereof, provided the party seeking to terminate this Agreement is not in material breach of this Agreement.

11.2 Rights on Termination; Waiver.

(a) If this Agreement is terminated pursuant to Sections 11.1(a), 11.1(f) (and neither party is in material default under the TBA), or 11.1(g), all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other and the initial payment of $10,000,000.00 without interest made pursuant to Section 2.2 hereof shall be returned promptly to Buyer.

(b) If this Agreement is terminated (or terminable in the case of clause (i) below) by Buyer pursuant to Sections 11.1(b)(ii), 11.1(c)(i), 11.1(d), or pursuant to Section 11.1(f) (and Seller is in material default under the TBA), then Buyer shall be entitled to (i) pursue the legal remedy of specific performance (in lieu of terminating this Agreement), or (ii) claim and be paid by Seller as its sole liquidated damages hereunder and under the TBA, a return of the initial payment of $10,000,000.00 without interest made pursuant to Section 2.2 hereof, plus an amount equal to its direct and actual damages, not to exceed the sum of Ten Million Dollars ($10,000,000.00).

(c) If this Agreement is terminated by Seller pursuant to Sections 11.1(b)(i), 11.1(c)(ii), 11.1(e), or pursuant to Section 11.1(f) (and Buyer is in material default under the TBA), then Seller shall be entitled to claim and be paid as its sole liquidated damages hereunder and under the TBA, the sum of Ten Million Dollars ($10,000,000.00), which payment shall be satisfied by Seller retaining the initial payment described in Section 2.2(a).

(d) The parties agree that the liquidated damages provided in Sections (b) and (c) above are intended to limit the claims that a non-defaulting party hereto may have against a defaulting party hereto in the circumstances described therein. The parties acknowledge and agree that the liquidated damages provided in such Sections bear a reasonable relationship to the anticipated harm, which would be caused by a breach of this Agreement and the TBA. The parties further acknowledge and agree that the amount of actual loss caused by a breach of this Agreement is incapable and difficult of precise estimation and that there would not be a convenient and adequate alternative to liquidated damages hereunder.

(e) Notwithstanding anything herein to the contrary, in the event this Agreement is terminated prior to the Closing for any reason, Buyer shall pay Seller or Seller shall pay Buyer, as the case may be, any amounts payable pursuant to Section 2.9.

11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of a party, the other party shall execute such documents and take such actions to effectuate the transactions contemplated by this Agreement. By way of example not limitation, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to Buyer to any of the Purchased Assets. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement; provided, however, Seller shall not be required to spend any additional sums of money in connection therewith.

11.4 Survival. The obligations to indemnify contained in Article IX hereof, the agreements contained herein and, as limited by Article IX hereof, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, and any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.

11.5 Entire Agreement; Amendment; Waivers; No Third Party Beneficiaries. This Agreement, the TBA and the documents required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided. The parties hereto are intended to be the sole beneficiaries of the provisions of this Agreement and the parties expressly intend that no other persons or entities are entitled to enforce or otherwise be the beneficiaries of this Agreement.

11.6 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement, the TBA and consummation of the transactions contemplated hereby.

11.7 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and its respective proper successors and permitted assigns. This Agreement (and any rights, obligations or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, (a) prior to the Closing, (i) assign any or all of its rights and any claims under this Agreement to one or more of its creditors, (ii) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (iii) designate one or more of its Affiliates to perform its obligations hereunder, and (iv) in the event of a termination of the TBA pursuant to or in response to a Governmental Termination Event (as defined in the TBA), assign its rights hereunder, within 120 days of such Governmental Termination Event, to a Person which Seller and Buyer believe in good faith is legally, technically, financially and otherwise qualified under the Communications Act to acquire the Licenses and own and operate the Stations, and (b) after the Closing, assign any or all of its rights and any claims under this Agreement to any other Person. In the event Buyer assigns its rights hereunder pursuant to this Section 11.7, Seller shall reasonably cooperate with

Buyer and its assignee to consummate the transactions contemplated hereby with such assignee; provided, however, if Buyer assigns its rights hereunder Buyer shall (i) provide Seller with advance written notice of such assignment together with an agreement by the assignee to be bound by this Agreement, and (ii) Buyer shall remain liable, jointly and severally, with such assignee, for all of its obligations under this Agreement notwithstanding such assignment.

11.8 Confidentiality.

(a) Buyer agrees that prior to Closing, Buyer and its Affiliates, respective agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with Buyer’s financing of the transaction and Buyer’s investigation of the Stations and its assets in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena, provided in such event Buyer shall endeavor to furnish Seller with advance written notice of such disclosure so that Seller may have a reasonable opportunity to contest the same if it determines to do so), (i) any data or information relating to Seller, its Affiliates, or the Stations obtained from Seller or any of its directors, officers, employees, agents or representatives in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Stations which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Seller’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall return to Seller all data, information and any other written material obtained by Buyer from Seller in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Seller’s Information to any third party or using any of Seller’s Information for its own benefit or that of any other person, other than in connection with the filing of tax returns applicable to the Purchased Assets.

(b) Seller agree that Seller and its Affiliates, agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with their investigations and review of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena or in connection with obtaining any required third party consents or approvals or filing any tax returns), (i) any data or information, relating to Buyer or its Affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Stations or Buyer (including, without limitation, of the Stations’ operations under the TBA) which is confidential in nature and not generally known to the public (clauses (i) and (ii) together “Buyer’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Seller shall return to Buyer all data, information and any other written material obtained by Seller from Buyer in connection with this transaction and any copies, summaries or extracts, thereof and shall refrain from disclosing any of Buyer’s Information to any third party or using any of Buyer’s Information for its own benefit or that of any other person other than in connection with the filing of tax returns.

(c) Notwithstanding any other provision to the contrary herein, the provisions of this Section 11.8 shall survive the termination of this Agreement.

11.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) if sent by telecopy or facsimile machine to the number shown below, on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, on the date that is two days after the date set forth in the records of such delivery service or on the return receipt and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

If to Buyer:

Nexstar Broadcasting Group, L.L.C.

909 Lake Carolyn Parkway, Suite 1450

Irving, TX 75039

Attention: Perry Sook, President & CEO

Telecopier No.: (972) 373-8888

With a copy to (which shall not constitute notice to Buyer):

Kirkland & Ellis

153 East 53rd Street

New York, NY 10022

Attention: John L. Kuehn, Esq.

Telecopier No.: (212) 446-4900

If to Seller:

JDG Television, Inc.

111 South Cherokee

Muskogee, OK 74402

Attention: Mr. John Griffin

Telecopier No.: (918) 687-1571

With a copy to (which shall not constitute notice to Seller):

McAfee & Taft A Professional Corporation

Tenth Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102

Attention: Robert L. Garbrecht, Esq.

Telecopier No.: (405) 235-0439

11.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.11 Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement; provided, however that nothing contained herein shall require Buyer or Seller to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the manner in which the transactions under this Agreement are treated.

11.12 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.13 No Reliance. Except for (i) successors and any assignees permitted by Section 11.7 of this Agreement and (ii) lenders (and their successors and assigns) providing financing for the consummation of the transactions contemplated by this Agreement:

(a) no third party is entitled to rely on any of the representations, warranties or agreements of Buyer or Seller contained in this Agreement; and

(b) Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties or agreements of Buyer and Seller contained in this Agreement.

11.14 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

11.15 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

11.16 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Arkansas, without regard to the conflict of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“BUYER”

NEXSTAR FINANCE, L.L.C.

By:	/s/ Perry Sook
Name: Perry Sook
Title: President

“SELLER”

JDG TELEVISION, INC.

By:	/s/ John W. Griffin
Name: John W. Griffin
Title: President

The undersigned joins in the execution of this Agreement for the purpose of jointly, severally and directly guaranteeing to Seller the full and prompt payment and performance of all of the obligations of Buyer under and with respect to this Agreement and the TBA.

NEXSTAR BROADCASTING GROUP, L.L.C.

By:	/s/ Perry Sook
Name: Perry Sook
Title: President